January 28, 2002



Dreyer's Grand Ice Cream, Inc.
5929 College Avenue
Oakland, CA  94618

Ladies and Gentlemen:

          We are writing to confirm certain agreements among Dreyer's Grand Ice Cream, Inc. (the "Company"), General Electric Pension Trust ("GEPT"), GE Investment Private Placement Partners I, Limited Partnership ("GEIPP"), and General Electric Capital Corporation ("GECC" and, together with GEPT and GEIPP, the "GE Entities"), relating to the Common Stock, $1.00 par value (the "Common Stock"), of the Company.

          Concurrently with the execution and delivery of this Agreement by the Company, Jack O. Peiffer is resigning as a member of the Board of Directors of the Company. A copy of Mr. Peiffer's letter of resignation is attached hereto. The Company acknowledges that his resignation does not affect Mr. Peiffer's rights to indemnification and exculpation under the Company's certificate of incorporation and by-laws or his rights under any directors' and officers' insurance policies of the Company with respect to any period prior to the effectiveness of his resignation.

          The following confirms certain understandings between the parties with respect to the potential exercise by the GE Entities of its rights under the Registration Rights Agreement dated as of June 30, 1993, as amended (the "Registration Rights Agreement"). Within 30 days from the receipt of a written request therefor, the Company shall file a Registration Statement on Form S-3 (the "Registration Statement") in order to register for sale all shares of Common Stock owned by the GE Entities, in accordance with the plan of distribution of the GE Entities, which may include, without limitation, the sale of shares in an underwritten offering and the sale of shares in one or more block trades. If the GE Entities determine to effect an underwritten offering of Common Stock, the Company will cooperate with the GE Entities in connection therewith, including, without limitation, conducting up to three roadshow meetings with investors upon the reasonable request of the GE Entities. The Company shall cause the Registration Statement to become effective at the earliest practicable date and to remain effective until the earlier of (i) the date all shares of Common Stock registered on behalf of the GE Entities have been sold and
(ii) 90 days from the effective date of the Registration Statement. The Company shall bear all Registration Expenses (as defined in the Registration Rights Agreement) in connection with the Registration Statement. Except as otherwise provided herein, the registration of the shares of Common Stock owned by the GE Entities shall be effected in accordance with the provisions of the Registration Rights Agreement.

          The Securities Purchase Agreement among the Company and the GE Entities dated as of June 24, 1993 and all related agreements between the Company, on the one hand, and any of the GE Entities, on the other hand, are hereby terminated and none of the provisions of any such agreement shall survive such termination, except for this letter and except that the provisions of the Registration Rights Agreement shall survive for the purposes of embodying the agreement of the parties hereto with respect to the manner in which the registration contemplated by the preceding paragraph shall be effected.

          Simultaneously herewith, outside counsel to the GE Entities is delivering to the Company its opinion with respect to the eligibility for transfer without registration by the GE Entities of the shares of Common Stock held by them. The Company agrees to remove all legends from the certificates evidencing shares of Common Stock held by the GE Entities and to redeliver such certificates, or to deliver unlegended replacements therefor, to the GE Entities within 5 days after delivery of such certificates to the Company by the GE Entities.

          The GE Entities hereby confirm that they shall promptly amend the Statement on Schedule 13D filed with the Securities and Exchange Commission with respect to their ownership of the Common Stock to reflect this letter agreement, and that such amendment will not otherwise amend in any respect the disclosures heretofore contained in such Statement under Items 4 or 6.

          The Company acknowledges and agrees that the Company has not furnished to Mr. Peiffer, any of the GE Entities, General Electric Company or any direct or indirect subsidiary of any of the foregoing or any of their respective officers, directors or employees any current non-public information which is material to the Company.

          This letter shall be governed by the laws of the State of Delaware.

                                     Very truly yours,

                                     GENERAL ELECTRIC PENSION TRUST

                                     By: GE Asset Management Incorporated,
                                          its Investment Manager

                                     By: /s/ Michael M. Pastore
                                        ------------------------------------
                                         Michael M. Pastore, Vice President

                                     GE INVESTMENT PRIVATE PLACEMENT
                                        PARTNERS I, LIMITED PARTNERSHIP

                                     By: GE Asset Management Incorporated,
                                           its General Partner

                                     By: /s/ Michael M. Pastore
                                        ------------------------------------
                                         Michael M. Pastore, Vice President

                                     GENERAL ELECTRIC CAPITAL CORPORATION


                                     By: /s/ Jonathan K. Sprole
                                        ------------------------------------
                                         Jonathan K. Sprole
                                         Department Operations Manager

Acknowledged and Agreed:

DREYER'S GRAND ICE CREAM, INC.


By: /s/ Timothy F. Kahn
   ------------------------------------
    Timothy F. Kahn, Chief Financial Officer